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FORM 4
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[ ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.
    FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE
    INSTRUCTION 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    KRATZ OWEN                                    Cal Dive International, Inc. "CDIS"           to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X  10% Owner
    (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    Cal Dive International, Inc.                  Number of Reporting        Month/Year          X  Officer (give     Other (Specify
    400 N. Sam Houston Pkwy. E. Suite 400         Person  (Voluntary)        August 2001        ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
    Houston, Texas 77060                                                     Date of Original            Chairman & CEO
---------------------------------------------     --------------------       (Month/Year)      -------------------------------------
  (City)           (State)           (Zip)
                                                                             -------------



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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                 (Month/                                               (Instr. 3 and 4)    (D) or         cial
                                  Day/       ------------------------------------                          Indirect       Owner-
                                  Year)                           (A) or                                   (I)            ship
                                             Code    V     Amount   (D)     Price
                                                                                                           (Instr. 4)     (Instr. 4)
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Cal Dive International, Inc
  Common Stock                   8/6/01        P     -     15,000    A      17.01      2,703,958           D              N/a
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
K                                                                                                           (Print or Type Responses
0124730.02

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:





                                             /s/ OWEN KRATZ                           8-20-01
                                    -------------------------------------   ---------------------------
                                       **Signature of Reporting Person                  Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

0124730.02
